Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-272020 on Form S-8 and Registration Statement No. 333-275059 on Form S-3 of our report dated March 29, 2024, relating to the consolidated financial statements of Nxu, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to Nxu, Inc. and Subsidiaries's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Nxu, Inc. for the year ended December 31, 2023.

/s/ Prager Metis CPAs LLC

Hackensack, NJ

March 29, 2024